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                                                                  EXHIBIT (a)(2)

                              ARTICLES OF AMENDMENT


AHA Investment Funds, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

The charter of the corporation is hereby amended as follows:

       The series name "Diversified Stock Portfolio" in Article V is hereby changed and replaced with the series name "Diversified Equity Portfolio."

The amendment of the charter of the corporation has been approved by the directors. The corporation is registered as an open-end company under the Investment Company Act of 1940 and the amendment is limited to a change in the name of a series, expressly permitted by Section 2-605(a)(4) of the Corporations and Associations Article of Code of the State of Maryland to be made without action by the stockholders.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.


Dated this 12th day of February, 1998.



/s/ John M. Ryan                            /s/ Ronald A. Jones
---------------------------------           ------------------------------
John M. Ryan                                Ronald A. Jones
Secretary                                   President








Return Address:

James B. Lee
Treasurer
AHA Investment Funds, Inc.
100 Half Day Road
Lincolnshire, IL 60069